EXHIBIT 99.1

StockNewsNow.com Publishes NewSNNLive Video Interview with HealthWarehouse.com, Inc.

Los Angeles, CA – StockNewsNow.com, The Official MicroCap News Source™, today published an SNNLive Video Interview with Lalit Dhadphale, President and CEO of HealthWarehouse.com, Inc. (OTCQB: HEWA), the only VIPPS accredited online and mail-order pharmacy licensed in all 50 states, according to the company's website (see here: www.HealthWarehouse.com).  The video interview was recorded on Thursday, May 5th, 2016, at the Growth Capital Expo MicroCap Investor Conference in Las Vegas, NV.

Click the following link to watch the SNNLive Video Interview on StockNewsNow.com:

HealthWarehouse.com, Inc. – Online Pharmacy Selling Prescription and OTC Products to Consumers

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About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to over $80 billion in 2016.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. For company description and more information visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

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